At a meeting of the Board of Trustees
held on May 15th, 2008, the Trustees
approved changes to the UMB Scout
Bond Funds investment policies that i
shortens the duration of the Bond
Fund to an overall weighted average
maturity between two to four years
and ii expands the Bond Funds
authority to invest in securities
issued by corporations or other
business entities that are rated, at
the time of purchase, as investment
grade securities within the top four
classifications of Moodys Investors
Service, Inc. Aaa, Aa, A, Baa or
Standard and Poors Ratings Group AAA,
AA, A, BBB.